UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant:  ☒                            Filed by a party other than the Registrant:  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MIDWESTONE FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

102 South Clinton St.

Iowa City, Iowa 52240

(319) 356-5800

March 19, 2010

Dear Shareholder:

On behalf of the board of directors and management of MidWestOne Financial Group, Inc., we cordially invite you to attend the annual meeting of shareholders of MidWestOne Financial Group to be held at 2:00 p.m. on April 22, 2010, at the hotelVetro located at 201 S. Linn St., Iowa City, Iowa 52240.

The accompanying Notice of Annual Meeting of Shareholders and proxy statement discuss the business to be conducted at the meeting. We also have enclosed a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, for your review as well as a letter to shareholders providing a summary of our 2009 results. At the meeting, we will review our performance in 2009 and update you on how we are dealing with the challenging economic environment and our strategic plan as we move forward.

Our Nominating and Corporate Governance Committee has nominated four persons to serve as directors, each of whom is an incumbent director. Additionally, we have included a non-binding advisory proposal on the compensation of our named executive officers. Finally, our Audit Committee has selected, and we recommend that you ratify the selection of, KPMG LLP to continue as our independent registered public accounting firm for the year ending December 31, 2010. We recommend that you vote your shares for each of the four director nominees, in favor of the compensation arrangements of our named executive officers and in favor of the ratification of our independent registered public accounting firm.

We encourage you to attend the meeting in person. However, whether or not you plan to attend the meeting in person, please take the time to vote by completing and mailing the enclosed proxy card or by following the telephone or Internet voting procedures described on the proxy card. This will assure that your shares are represented at the meeting. We look forward to seeing you at the meeting.

Very truly yours,

W. R. Summerwill Chairman of the Board

102 South Clinton St.

Iowa City, Iowa 52240

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2010

To Our Shareholders:

The annual meeting of the shareholders of MidWestOne Financial Group, Inc. will be held at 2:00 p.m. on April 22, 2010, at the hotelVetro located at 201 S. Linn St., Iowa City, Iowa 52240, for the following purposes:

1.	to elect four members of the board of directors;

2.	to approve a non-binding, advisory proposal on the compensation of our named executive officers, as described in the accompanying proxy statement;

3.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

Only shareholders of record on our books at the close of business on March 9, 2010, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit us to further solicit proxies.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on April 22, 2010.

Our proxy statement for the annual meeting of shareholders to be held on April 22, 2010, other proxy materials, and our annual report on Form 10-K for fiscal year 2009 is available at http://www.snl.com/irweblinkx/docs.aspx?iid=1021746.

By Order of the Board of Directors

W. R. Summerwill Chairman of the Board

Iowa City, Iowa

March 19, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD OR BY FOLLOWING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND IF YOU DO YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. YOU MAY REVOKE THE PROXY CARD AT ANY TIME PRIOR TO ITS EXERCISE.

MIDWESTONE FINANCIAL GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 22, 2010

This proxy statement and the accompanying proxy card are being furnished to our shareholders in connection with the solicitation by our board of directors of proxies to be used at the annual meeting of shareholders to be held at 2:00 p.m. on April 22, 2010, at the hotelVetro located at 201 S. Linn St., Iowa City, Iowa 52240, or at any adjournments or postponements of the meeting. This proxy statement is first being mailed to our shareholders on or about March 19, 2010.

QUESTIONS AND ANSWERS

The following is information regarding the meeting and the voting process, presented in a question and answer format. As used in this proxy statement, the terms “MidWestOne,” “the Company,” “we,” “our,” and “us” all refer to MidWestOne Financial Group, Inc. and its subsidiaries. The term “MidWestOne Bank” and “the Bank” refer to the Company’s wholly-owned banking subsidiary, MidWestOne Bank, Iowa City, Iowa.

Q:	What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The proxy is being solicited by our board of directors.

Q:	What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the Securities and Exchange Commission that, among other things, explains the items on which you are asked to vote on the proxy card.

Q:	Why am I receiving this proxy statement and accompanying proxy card?

A:	You are receiving this proxy statement and the accompanying proxy card from us because on March 9, 2010, the record date for the annual meeting, you owned shares of MidWestOne common stock. This proxy statement describes the matters that will be presented for consideration by our shareholders at the annual meeting to be held on April 22, 2010. It also gives you information concerning the matters to assist you in making an informed decision.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth in the proxy card, you appoint the proxy holders as your representatives at the meeting. The proxy holders will vote your shares as you have instructed, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should instruct the proxies how to vote your shares in advance of the meeting just in case your plans change and you are unable to attend in person.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holders will vote your shares, pursuant to your proxy, in accordance with their judgment.

Q:	What matters will be voted on at the meeting?

A:	You are being asked to vote on the election of four directors of MidWestOne for a term expiring in 2013, on a non-binding advisory proposal on the compensation of our named executive officers, as described in the accompanying proxy statement, and on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year. These matters are more fully described in this proxy statement.

Q:	How do I vote?

A:	After reviewing this document, submit your proxy using any of the proxy delivery or voting methods indicated on the proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the annual meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the annual meeting, please submit your proxy promptly in the enclosed envelope or vote telephonically or through the Internet by following the instructions on the proxy card.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “for” all four nominees named in this proxy statement, “for” the non-binding advisory proposal on the compensation of our named executive officers and “for” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.

If you are a beneficial owner and a broker or other fiduciary is the record holder (or in what is usually referred to as “street name”), then you received this proxy statement from the record holder of the shares that you beneficially own. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder’s responsibility to vote your shares for you in the manner you direct.

If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (i.e., in street name), you will need to arrange to obtain a legal proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the annual meeting, you should complete and return your proxy card in advance of the annual meeting in case your plans change.

Q:	If I hold shares in the name of a broker, who votes my shares?

A:	Under the rules of various national and regional securities exchanges, brokers and other fiduciaries that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but are not permitted to vote on non-routine matters unless they have received such voting instructions. The ratification of the appointment of an issuer’s independent registered public accounting firm is considered to be a routine matter; an advisory vote on executive compensation is considered to be a non-routine matter. Prior to January 1, 2010, the election of directors generally was considered to be a routine matter on which brokers could exercise their discretion to vote shares held on behalf of a beneficial owner even if they had not received voting instructions from their customer. However, under recent New York Stock Exchange rule changes (which apply to all brokers who are a member of the New York Stock Exchange, regardless of whether the issuer’s shares are listed on the New York Stock Exchange), brokers are no longer permitted to vote on the election of directors in the absence of voting instructions from their customer. Thus, if you do not provide instructions to your broker as to how it should vote the shares beneficially owned by you, your broker will be able to vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, but generally will not be permitted to vote on the election of our directors or the non-binding advisory proposal on the compensation of our named executive officers.

We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy cards to ensure that all of your shares are voted.

Q:	What if I change my mind after I return my proxy card?

A:	If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy card with a later date and returning that proxy card to our transfer agent, Illinois Stock Transfer Company, by mail;

•	timely submitting another proxy via the telephone or Internet, if that is the method that you originally used to submit your proxy;

•	sending notice to us that you are revoking your proxy; or

•	voting in person at the meeting.

All written notices of revocation and other written communications with respect to revocation of proxies should be sent to: MidWestOne Financial Group, Inc., 102 South Clinton St., Iowa City, Iowa 52240, Attention: Corporate Secretary. If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

Q:	How many votes do we need to hold the annual meeting?

A:	A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting; or

•	has properly submitted a signed proxy card or other form of proxy.

On March 9, 2010, the record date, there were 8,609,804 shares of common stock issued and outstanding. Therefore, at least 4,304,903 shares need to be present, in person or by proxy, at the annual meeting.

Q:	What happens if a nominee is unable to stand for re-election?

A:	The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe any nominee will be unable to stand for re-election.

Q:	What options do I have in voting on each of the proposals?

A:	You may vote “for” or “withhold authority to vote for” each nominee for director. You may vote “for,” “against” or “abstain” on the non-binding advisory proposal on executive compensation, on the ratification of the appointment of our independent registered public accounting firm for the 2010 fiscal year and on any other proposal that may properly be brought before the meeting.

Q:	How many votes may I cast?

A:	Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

Q:	How many votes are needed for each proposal?

A:	Directors will be elected by a plurality and the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of MidWestOne. A “withhold authority” vote will have the same effect as a vote against the election of a particular director. As referenced above, as of January 1, 2010, director elections are now considered to be non-routine matters and, accordingly, most brokers are not permitted to cast votes in the election of our directors unless they receive voting instructions from their customer. As a result, if your shares are held by a broker, it likely cannot vote in the election of our directors unless it has received voting instructions from you. If you do not provide voting instructions to your broker, you effectively will be voting against the election of the directors named in this proxy statement.

Approval of the compensation arrangements of our named executive officers requires that the number of votes cast in favor exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast, and therefore will not affect the vote. Because this shareholder vote is advisory, it will not be binding upon the board of directors.

The ratification of the appointment of our independent registered public accounting firm and all other matters must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present.

Q:	Where do I find the voting results of the meeting?

A: If available, we will announce voting results at the meeting. The voting results also will be disclosed in a Form 8-K that we file within four business days after the meeting.

Q:	Who bears the cost of soliciting proxies?

A:	We will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY

CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN

TO ATTEND THE MEETING IN PERSON.

PROPOSAL 1: ELECTION OF DIRECTORS

MidWestOne’s board of directors is divided into three classes, equal in number. At the annual meeting to be held on April 22, 2010, you will be entitled to elect four directors for terms expiring in three years, as described herein. We have no knowledge that any of the nominees will refuse or be unable to serve as directors, but if any of the nominees becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

The Nominating and Corporate Governance Committee of the board of directors of MidWestOne has nominated four persons for election at this annual meeting, all of whom are incumbent directors. Set forth below is information concerning the nominees for election and for the other directors whose term of office will continue after the meeting, including their age, year first elected or appointed as a director, qualifications to serve on the board and business experience during the previous five years. None of the directors serve on the boards of any other publicly traded companies besides MidWestOne. The four nominees for director, if elected at the annual meeting, will serve for terms expiring in 2013.

Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted “for” the election of the nominees proposed by the board of directors.

The board of directors recommends that you vote your shares “FOR” each of the nominees for director.

INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS

AND NAMED EXECUTIVE OFFICERS

On March 14, 2008, we completed our merger with the former MidWestOne Financial Group, Inc. pursuant to which the former MidWestOne merged into us and we changed our name to “MidWestOne Financial Group, Inc.” We and the former MidWestOne agreed in the definitive merger agreement that, effective upon consummation of the merger, our board would appoint Messrs. Donohue, Howard, Wake, Wersen and Zaiser, each of whom was a director of the former MidWestOne prior to the merger, to our board of directors. At our 2008 annual meeting, Messrs. Wersen and Zaiser were re-elected to a three-year term and at our 2009 annual meeting Messrs. Donohue and Howard were re-elected for a three-year term. Although Mr. Wake has been nominated for re-election at our 2010 annual meeting, neither the definitive merger agreement nor our bylaws require that he be re-nominated.

Except as noted above, all directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer, except that Mr. Summerwill and Mr. Koza are first cousins. No nominee or director has been a director of another “public corporation” (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934) or of any investment company in the past five years.

NOMINEES

Term Expiring in 2013

Name of Individual	Director Since		Positions with MidWestOne
Kevin W. Monson	2006		Director of MidWestOne
John P. Pothoven	2009		Director of MidWestOne & the Bank
W. Richard Summerwill	1983		Chairman of MidWestOne & the Bank
James G. Wake	2008	(1)	Director of MidWestOne

(1)	Mr. Wake became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of former MidWestOne since 2000.

Kevin W. Monson. Mr. Monson, 58, is the President, Managing Partner and majority owner of Neumann Monson Architects, PC, an architectural services firm headquartered in Iowa City. He became a director of the Company and the Bank in 2006. Mr. Monson also is the majority partner in Tower Partners, a real estate investment partnership. We consider Mr. Monson to be a qualified candidate for service on the board, and any committee he is a member of, due to his skills and expertise developed as the head of a successful architectural firm, and his knowledge and prominence in the Iowa City market.

John P. Pothoven. Mr. Pothoven, 68, was appointed by our board of directors in January 2009 to fill a vacancy created by the resignation of one of our directors. He was a director of the former MidWestOne Financial Group, Inc. from 1994 to 2008 and a director of the former MidWestOne Bank from 1976 until its merger with the Bank in August 2008. He also served as President and Chief Executive Officer of the former MidWestOne Bank from 1984 until its merger with the Bank in August 2008 and as Chairman of the former MidWestOne Bank from 1998 to 2005. We consider Mr. Pothoven to be a qualified candidate for service on the board, and any committee he is a member of, due to his expertise in the financial services industry and intimate knowledge of MidWestOne’s business, operations, and market areas resulting from his long tenure as an executive of the former MidWestOne Bank.

W. Richard Summerwill. Mr. Summerwill, 74, is the Chairman of the Company and the Bank. He has been with the Bank since 1963. Mr. Summerwill was the President and Chief Executive Officer of the Bank from 1984 to 2000. He also was the Chief Executive Officer of the Company from 2000 until the completion of our merger with the former MidWestOne in March 2008. We consider Mr. Summerwill to be a qualified candidate for service on the board, and any committee he is a member of, due to his extensive expertise in the financial services industry and intimate knowledge of MidWestOne’s business, operations, and market areas resulting from his long tenure as the Chief Executive Officer of the Company and the Bank.

James G. Wake. Mr. Wake, 70, is the General Manager of Smith-Wake Ag Services, a diversified agricultural firm headquartered in Oskaloosa, Iowa, with operations including feed and livestock production, contract finishing, grain services and storage and land management. Mr. Wake became a director of the former MidWestOne Bank in 1987 and became a director of the former MidWestOne Financial Group, Inc. in 2000. He became a director of the Company upon completion of our merger the former MidWestOne in March 2008. We consider Mr. Wake to be a qualified candidate for service on the board, and any committee he is a member of, due to his skills and expertise in agribusiness and his knowledge of the agricultural community.

CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS

Term Expiring in 2011

Name of Individual	Director Since		Positions with MidWestOne
Charles N. Funk	2000		Director, President and Chief Executive Officer of MidWestOne & the Bank
Sally K. Mason	2008		Director of MidWestOne
Robert D. Wersen	2008	(1)	Director of MidWestOne
R. Scott Zaiser	2008	(2)	Director of MidWestOne

Term Expiring in 2012

Richard R. Donohue	2008	(3)	Director of MidWestOne
Charles S. Howard	2008	(4)	Vice Chairman of MidWestOne & the Bank
John S. Koza	1983		Director of MidWestOne
Stephen L. West	1991		Director of MidWestOne

(1)	Mr. Wersen became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne since 2006.
(2)	Mr. Zaiser became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne since 2006.
(3)	Mr. Donohue became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne since 1999.
(4)	Mr. Howard became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne since 1988.

Richard R. Donohue. Mr. Donohue, 60, is the Managing Partner of TD&T Financial Group, P.C. in Cedar Rapids, Iowa, a certified public accounting firm in which he is involved in all phases of the practice. Mr. Donohue joined the board of directors of the former MidWestOne Financial Group, Inc. in 1999. We consider Mr. Donohue to be a qualified candidate for service on the board, and any committee he is a member of, due to his business and financial accounting expertise acquired as the managing partner of a certified public accounting firm, as well as his knowledge and prominence in our market area.

Charles N. Funk. Mr. Funk, 56, is the President and Chief Executive Officer of MidWestOne and the Bank. He joined the Bank in these same roles in November 2000. Prior to that, he held positions as President and Central Region Manager and Chief Investment Officer for Brenton Bank—Des Moines. Mr. Funk currently serves on the faculty of the Colorado Graduate School of Banking in Boulder, Colorado, and the Iowa School of Banking. Previously, he taught for the Stonier Graduate School of Banking at Georgetown University. He also serves as Chairman-elect of the Iowa Bankers Association, and on the Board of Directors of The Gazette Company. Mr. Funk graduated with a B.A. from William Jewell College. We consider Mr. Funk to be a qualified candidate for service on the board, and any committee he is a member of, due to his extensive expertise in the financial services industry, particularly in the state of Iowa, and intimate knowledge of MidWestOne’s business and operations and because of his role as the President and Chief Executive Officer of MidWestOne and the Bank.

Charles S. Howard. Mr. Howard, 54, became a director of the former MidWestOne Financial Group, Inc. in 1988 and a director of the former MidWestOne Bank in 1993. He was elected President and Chief Executive Officer of the former MidWestOne in June 1993 and elected Chairman in January 1998. Mr. Howard served as Vice Chairman of the former MidWestOne Bank from January 1996 to December 2005, at which time he was elected Chairman. He became a director of the Company upon completion of our merger with the former MidWestOne in March 2008, and a director of the Bank in August 2008. We consider Mr. Howard to be a qualified candidate for service on the board, and any committee he is a member of, due to his expertise in the financial services industry and intimate knowledge of MidWestOne’s business, operations, and market areas and because of his role as the long-time President and Chief Executive Officer of the former MidWestOne prior to our merger.

John S. Koza. Mr. Koza, 64, became a director of the Company in 1983 and a director of the Bank in 1982. Mr. Koza retired from his positions as Vice President of the Company and Executive Vice President of the Bank in 2000. He served in various management positions with the Company since its formation in 1983 and with the Bank since 1973. We consider Mr. Koza to be a qualified candidate for service on the board, and any committee he is a member of, due to his expertise in the financial services industry and intimate knowledge of MidWestOne’s business, operations, and market areas and because of his role as a long-time executive officer of the Company and the Bank prior to his retirement.

Sally K. Mason. Ms. Mason, 59, is the President of the University of Iowa. She was appointed as the University’s 20th President in August 2007 after serving as Provost of Purdue University since 2001. Ms. Mason graduated from the University of Kentucky in 1972 with a Bachelor of Arts in Zoology. She then earned a Master of Science from Purdue in 1974, followed by a Ph.D. in 1978 from the University of Arizona in Cellular, Molecular and Developmental Biology. Ms. Mason conducted further research at Indiana University before accepting a position at the University of Kansas in 1981. At Kansas, she served as an undergraduate teacher and adviser, a full professor in the Department of Molecular Biosciences, an acting chair of the Department of Physiology and Cell Biology, an associate dean in the University’s College of Liberal Arts and Sciences, and finally as the Dean of that College until 2001. We consider Ms. Mason to be a qualified candidate for service on the board, and any committee she is a member of, due to her skills, knowledge, and expertise acquired as the head of major educational institutions, as well as her knowledge and prominence in the Iowa City market.

Robert D. Wersen. Mr. Wersen, 67, is the President and founder of Interpower Corporation, which produces power system components for electrical equipment. The corporation is headquartered in Oskaloosa, Iowa and has expanded to other Iowa communities and established a subsidiary office in England. Mr. Wersen became a director of one of the Bank’s predecessor banks in 1996 and became a director of the former MidWestOne Financial Group, Inc. in 2006. He became a director of the Company upon completion of our merger with the former MidWestOne in March 2008. We consider Mr. Wersen to be a qualified candidate for service on the board, and any committee he is a member of, due to his skills and expertise acquired in founding and running a successful manufacturing enterprise.

Stephen L. West. Mr. West, 64, is the Chairman and majority owner of West Music Company Inc., a musical instrument and supply store headquartered in Coralville, Iowa. He has been a director of the Company and the Bank since 1991. Mr. West also is Treasurer of Accent LLC, a private-label musical instruments company, and the President of WestInvest, L.C., a family investment vehicle. We consider Mr. West to be a qualified candidate for service on the board, and any committee he is a member of, due to his skills and expertise acquired in positions of leadership at several institutions in MidWestOne’s market areas.

R. Scott Zaiser. Mr. Zaiser, 49, is the President of Zaiser’s Landscaping, Inc. in Burlington, Iowa, which is a landscaping company specializing in the design and installation of landscaping for residential and commercial properties in southeastern Iowa and west central Illinois. Mr. Zaiser became a director of the former MidWestOne Bank in 2000 and became a director of the Former MidWestOne in 2006. He became a director of the Company upon completion of our merger with the former MidWestOne in March 2008. We consider Mr. Zaiser to be a qualified candidate for service on the board, and any committee he is a member of, due to his skills and expertise acquired as the president of a successful business, as well as his knowledge of the Burlington market.

In addition, the following individuals serve as the named executive officers of MidWestOne:

Susan R. Evans. Ms. Evans, 52, is the Chief Operating Officer of the Company and the Bank. Ms. Evans joined the Company in 2001 as Senior Vice President—Retail Banking of the Bank (a position she maintained following our March 2008 merger with the former MidWestOne), and was appointed to her current role as Chief Operating Officer in August 2009. She has more than thirty years of banking experience, previously serving as Indianola Market President of Brenton Bank, Des Moines, as well as Retail Market and Sales Manager for U.S. Bank, Des Moines.

Kent L. Jehle. Mr. Jehle, 50, is the Company’s Executive Vice President and Chief Lending Officer and the Executive Vice President—Commercial Banking of the Bank. He became the Company’s Executive Vice President and Chief Lending Officer upon consummation of our merger with the former MidWestOne in March 2008. Prior to the merger, Mr. Jehle had been serving as the Bank’s Executive Vice President—Commercial Banking, a position he still maintains, since 2004. He has been with the Company and the Bank since 1986.

Gary J. Ortale. Mr. Ortale, 59, is our Executive Vice President and Chief Financial Officer. He was appointed to such position in May 2009, after serving as our Interim Chief Financial Officer since January 2009. Prior to that, he was the Senior Vice President and Chief Risk Officer of the Bank, a position he assumed upon consummation of our merger with the former MidWestOne in March 2008. Prior to the merger, Mr. Ortale had been serving as the Treasurer of the Company and the Senior Vice President—Chief Financial Officer of the Bank since 2002. He has been with the Company and the Bank since 1987. Mr. Ortale has a B.S. in accounting from Drake University.

Gregory W. Turner. Mr. Turner, 38, is Senior Vice President—Wealth Management. He joined the Company in January 2009. Prior to joining the Company, he had been with Citizens National Bank in Macomb, Illinois, since 1998, where he most recently served as Senior Vice President of Financial Services. In that capacity, he was responsible for managing the retail bank, trust services, investment services, insurance services and the marketing department. He also served on Citizens National Bank’s Board of Directors and was the Chairman of its Asset/Liability Committee and the Trust, Insurance and Investment Committee. He was a member of Citizens National Bank’s executive management team since 2001. Mr. Turner has a B.A. in marketing from Quincy University.

CORPORATE GOVERNANCE AND BOARD MATTERS

General

Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of MidWestOne, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board, which convene at least on a quarterly basis, and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Funk, our President and Chief Executive Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants).

With the exception of Messrs. Funk, Howard, Pothoven and Summerwill, all of our current directors are “independent,” as defined by the The Nasdaq Stock Market LLC, and the board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. The board of directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, each of which is made up solely of independent directors. The current charters of each of these committees are available on our website at www.midwestone.com. Also posted on our web site is a general description regarding our company and links to our filings with the Securities and Exchange Commission.

Our board of directors held five meetings during 2009. All of the directors attended at least 75% of the board meetings and meetings of committees of which they were members. While we do not have a specific policy regarding attendance at the annual shareholder meeting, all directors are encouraged and expected to attend the meeting. Last year’s annual meeting was attended by all of the directors in office at such time.

Audit Committee

In 2009, the Audit Committee of our board of directors was comprised of Messrs. Donohue (Chairman), Koza, Monson and Zaiser, each of whom is considered “independent” according to Nasdaq listing requirements and the regulations of the Securities and Exchange Commission. It is anticipated that the composition of the Audit Committee will remain the same throughout 2010. The board of directors has determined that Mr. Donohue qualifies as an “audit committee financial expert” under the regulations of the Securities and Exchange Commission. The board has based this determination on Mr. Donohue’s education and his professional experience as the managing partner of a certified public accounting firm.

The functions performed by the Audit Committee include, among other things, the following:

•	overseeing our accounting and financial reporting;

•	selecting, appointing and overseeing our independent registered public accounting firm;

•	reviewing actions by management on recommendations of the independent registered public accounting firm and internal auditors;

•	meeting with management, the internal auditors and the independent registered public accounting firm to review the effectiveness of our system of internal control and internal audit procedures; and

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.

To promote independence of the audit function, the committee consults separately and jointly with our independent registered public accounting firm, the internal auditors and management. We have adopted a written charter for the committee, which sets forth the committee’s duties and responsibilities. Our current charter is available on our website at www.midwestone.com. In 2009, the committee met fifteen times.

Compensation Committee

The members the Compensation Committee of our board of directors in 2009 were Messrs. West (Chairman), Monson, Wake, and Wersen, each of whom is an “independent” director as defined by Nasdaq listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934. It is anticipated that the composition of the Compensation Committee will remain the same throughout 2010.

The Compensation Committee reviews the performance of our President and Chief Executive Officer, Charles N. Funk, and determines the salary and bonus paid to him. It also reviews and determines the salaries and bonuses paid to our other “named executive officers,” as defined under Securities and Exchange Commission rules. The Compensation Committee relies upon the input of management, in particular, Mr. Funk, when carrying out its responsibilities in establishing executive compensation. Management provides the Compensation Committee with evaluations as to employee performance, guidance on establishing performance targets and objectives, and recommends salary and bonus levels and various equity incentive awards. The Compensation Committee also consults with management on matters relative to executive compensation and benefit plans where board or shareholder action is expected, including the adoption of new plans or the amendment of existing plans. No executive officer participates in any recommendation or decision with respect to his or her own compensation or benefits. Further, the Compensation Committee administers our equity incentive plans, our long-term incentive plans and our executive incentive bonus plans.

The Compensation Committee’s duties, responsibilities, and functions are further described in its charter. The Compensation Committee’s charter is available on our website, www.midwestone.com. You may also request a copy of this charter in writing to the Compensation Committee Secretary at MidWestOne Financial Group, Inc., 102 South Clinton Street, PO Box 1700, Iowa City, IA 52244-1700.

The charter gives the Compensation Committee the authority to hire outside consultants to further its objectives and responsibilities. Beginning in September 2008 and continuing through 2009, the Compensation Committee retained the independent compensation consultant services of F.W. Cook & Co., Chicago, Illinois, to provide expertise and serve as a resource with respect to current market activities involving executive compensation practices and procedures, and also to help analyze our executive compensation practices and procedures. F.W. Cook & Co. was the independent compensation consultant used by the former MidWestOne prior to our merger with the former MidWestOne in March 2008.

The Compensation Committee met four times during 2009, convening in January, April, July, and December. Mr. West, Chairman, also met as needed with internal staff members and members of management as necessary, to assimilate compensation information for this proxy statement.

Nominating and Corporate Governance Committee

We also have a Nominating and Corporate Governance Committee. The members of the committee are Messrs. Koza (Chairman), Donohue, Wersen and West, each of whom is considered “independent” according to Nasdaq listing requirements. It is anticipated that the composition of the Nominating and Corporate Governance Committee will remain the same throughout 2010. The primary purposes of the committee are to identify and recommend individuals to be presented to our shareholders for election or re-election to the board of directors and to review and monitor our policies, procedures and structure as they relate to corporate governance. We have adopted a written charter for the committee, which sets forth its duties and responsibilities. The current charter is available on our website at www.midwestone.com. In 2009, the committee met two times.

Director Nominations and Qualifications

For the 2010 annual meeting, the Nominating and Corporate Governance Committee nominated for re-election to the board the four incumbent directors, who serve as Class III directors whose term will expire in 2013. This nomination was further approved by the full board. We did not receive any shareholder nominations for directorships for the 2010 annual meeting.

The Nominating and Corporate Governance Committee evaluates all potential nominees for election, including incumbent directors, board nominees and those shareholder nominees included in the proxy statement, in the same manner. Generally, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our code of conduct. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with Nasdaq listing requirements (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying qualified candidates.

The committee identifies nominees by first evaluating the current members of the board whose term is set to expire at the upcoming annual shareholder meeting and who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the committee or the board decides not to re-nominate a member for re-election, the committee would identify the desired skills and experience of a new nominee in light of the criteria above.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are currently held by separate individuals. We believe this is the most appropriate structure for our board at this time. The Chairman provides leadership to the board and works with the board to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the board agendas with board and management input, facilitates communication among directors, works with the Chief Executive Officer to provide an appropriate information flow between management and the board and presides at meetings of the board and shareholders. With the Chairman’s assumption of these duties, the Chief Executive Officer may place a greater focus on our strategic and operational activities. We also believe our board feels a greater sense of involvement and brings a wider source of perspective as a result of this structure, from which we benefit.

Independent Director Sessions

Given the sound structure of the board’s leadership, we do not believe there is a need for a distinct lead independent director role at this time. Consistent with Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without the non-independent directors present and in 2009 there were two such sessions.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks, and receives regular reports from the management team’s senior risk officer regarding comprehensive organizational risk as well as particular areas of concern. The board’s Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage a level of risk-taking consistent with our overall strategy. Additionally, our Chief Lending Officer and loan review staff are directly responsible for overseeing our credit risk.

We believe that establishing the right “tone at the top” and providing for full and open communication between management and our board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the company. Senior officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

Code of Ethics

We have a code of conduct in place that applies to all of our directors, officers and employees. The code sets forth the standard of ethics that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code of conduct is posted on our website at www.midwestone.com. We intend to satisfy the disclosure requirements under Item 5.05(c) of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews our audited financial statements and recommends to the board that they be included in our annual report. The Audit Committee is comprised solely of independent directors.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2009 with our management and our independent registered public accounting firm. The committee has also discussed with our accounting firm the matters required to be discussed by SAS 61, as amended (Codification for Statements on Auditing Standards), and has received and discussed the written disclosures and the letter from our accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence. Based on the review and discussions with management and our accounting firm, the committee has recommended to the board that the audited financial statements be included in our annual report for the year ending December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee:

Richard R. Donohue (Chairman)

John S. Koza

Kevin W. Monson

R. Scott Zaiser

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion & Analysis (“CD&A”) describes our compensation philosophy and policies for 2009 as applicable to our named executive officers, as defined under Securities and Exchange Commission rules (“NEOs”), who are listed in the Summary Compensation Table on page 30. This CD&A explains the structure and rationale associated with each material element of our NEOs’ total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this CD&A section.

It is important to note that the Company and the Bank share an executive management team, the members of which are compensated by the Bank rather than the holding company. The compensation packages of the NEOs are determined and approved by the Compensation Committee based on their performance and roles for both the Company and the Bank.

Beginning in September 2008 and continuing through 2009, the Compensation Committee engaged the services of F.W. Cook & Co., an independent compensation consultant, to further evaluate and analyze our executive compensation program. F.W. Cook assisted the Compensation Committee with identifying a peer group of financial institutions in the Midwest region of the United States. These peer group companies were identified based on asset size, economic factors, and geographical area. The peer group included the following organizations:

• BankFinancial Corp., Burr Ridge, IL	• Hills Bancorporation, Hills, IA

• Baylake Corp., Sturgeon Bay, WI	• Horizon Bancorp, Michigan City, IN

• Centrue Financial Corp. , Saint Louis, MO	• Lakeland Financial Corp., Warsaw, IN

• CFS Bancorp, Inc., Muster, IN	• Mercantile Bancorp, Inc., Quincy, IL

• Enterprise Financial Services Corp., Clayton, MO	• NASB Financial Inc., Grandview, MO

• First Financial Corp., Terre Haute, IN	• QCR Holdings, Inc., Moline, IL

• German American Bancorp Inc., Jasper, IN	• Waterstone Financial, Inc., Wauwatosa, WI

• Great Southern Bancorp, Inc., Springfield, MO	• West Bancorporation, West Des Moines, IA

• Hawthorn Bancshares, Inc., Lee’s Summit, MO

Changing Regulatory Environment

In order to more fully understand the Compensation Committee’s decisions with respect to compensation during 2009 and 2010, the committee believes it is beneficial to understand the changing regulatory context in which these decisions were made. In some cases, the regulatory changes clearly impacted the Compensation Committee’s decisions with respect to compensation paid to the NEOs, while in other cases the regulatory changes simply required the committee to reconfirm its existing processes and procedures for determining executive compensation.

On February 6, 2009, we became a participant in the U.S. Treasury’s Troubled Asset Relief Program (“TARP”) by participating in the Capital Purchase Program element of TARP. As a result of our participation in TARP, MidWestOne and certain of our employees will be subject to compensation related limitations and restrictions for the period that we continue to participate in TARP. The TARP compensation limitations and restrictions include the following:

•

Except in limited circumstances, our most highly compensated employee (as determined on an annual basis) will be prohibited from receiving cash bonus payments during the TARP period. Mr. Funk was subject to this limitation during 2009 and 2010.

•

Except in limited circumstances, our NEOs and our next five most highly compensated employees (each as determined on an annual basis) will be prohibited from receiving any severance payments upon a termination of employment or any payments triggered by the occurrence of a change in control.

•

Our NEOs and next 20 most highly compensated employees will be subject to a “clawback” of incentive compensation if that compensation is based on materially inaccurate financial statement or performance metrics. Further, no one in this group of employees may receive any tax gross-up payment during the TARP period.

•	We will be limited to an annual tax deduction of $500,000 with respect to the compensation paid to each of our NEOs.

The TARP rules further required us to adopt an “Excessive or Luxury Expenditure Policy.” Our board of directors has complied with this requirement and the policy is located on our website, www.midwestone.com. It is the intent of our board of directors that the policy remain in full force and effect for the duration of the TARP period. The policy covers, in particular, entertainment or events, office and facility renovations, aviation or other transportation services and other similar items, activities or events for which we may reasonably anticipate incurring expenses. Pursuant to the policy, such expenditures will be deemed to be prohibited excessive or luxury expenditures to the extent such expenditures are not reasonable expenditures for staff development, reasonable performance incentives, or other similar reasonable measures conducted in the normal course of our business operations. All of our employees are required to comply with the policy. Our Chief Executive Officer and Chief Financial Officer are primarily accountable for adherence to the policy and for certifying that prior approval for any expenditure requiring such prior approval was properly obtained.

In addition to the foregoing limitations and restrictions, the TARP rules and regulations will require the Compensation Committee to undertake a semi-annual risk assessment with respect to certain of the compensation plans, programs and arrangements maintained by the Company, regardless of whether the individual employee(s) covered by the plan, program or arrangement is a NEO. The risk assessments are intended to reduce the chance that any employee will be incentivized to take unacceptable risks in order to maximize his or her compensation under such plans, programs and arrangements.

As the TARP final rules were implemented in 2009, the Compensation Committee continually discussed its compliance obligations with respect to our executive compensation programs at each committee meeting. It has depended upon guidance from our legal counsel to fully interpret the extent of the application of each of these requirements on our executive compensation programs.

Similar to the required TARP semi-annual risk assessment, in late 2009, the Board of Governors of the Federal Reserve System issued proposed guidance that set forth a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions. Although the guidance is designated as proposed, the Federal Reserve has indicated that it expects current compliance with the guidance. The Federal Reserve’s framework focuses on balanced risk-taking incentives, compatibility with effective controls and risk management, and strong corporate governance.

The Compensation Committee believes that an awareness and assessment of the impact of risk has always been, and will continue to be, a component of its analysis of executive compensation. As such, the committee recognizes the role of risk assessment in the overall processes and procedures for establishing such executive compensation. In this regard, the committee believes that the TARP semi-annual risk assessment and the Federal Reserve’s proposed rules will serve as a framework for reconfirming the appropriateness of the process and procedure the committee has previously followed in reaching its decisions with respect to compensation related matters.

Compensation Philosophy and Objectives

All of our compensation programs are designed to attract and retain key employees, motivate them to achieve desired performance, and to reward them for excellent performance. The programs are not intended to reward substandard performance results. Our executive compensation programs are intended to align the interests of management with those of our shareholders without creating undue risk to our organization. Compensation programs provide elements of both short and long-term performance with the goal of increasing shareholder value over the long term. We believe that executive compensation programs should reflect an environment of setting goals and expectations while rewarding results, thus influencing the general compensation of all employees throughout the Company.

We believe that compensation programs of executives should reflect success as a management team rather than as individuals, with focus on attaining key operating objectives with respect to loan, deposit, and total asset growth, asset quality, the growth and consistency of earnings, providing support to the many communities in which we do business, and ultimately an increased market price for our stock. Executive compensation programs are not intended to provide our executives with incentives to engage in business activities or other conduct which would threaten the value of the Company or the investments of our shareholders. We believe that the performance of our executives, in consideration of the general economic and specific company, industry, and competitive conditions, should be the basis for determining their overall compensation. It is also our belief that executive compensation should not be tied too closely to the short-term performance of our stock, whether favorable or unfavorable, but rather should be linked to the achievement of sustained, long-term financial success from an operational perspective and to increasing shareholder value.

Our executive compensation program is designed and structured to achieve the following guiding philosophies and strategic objectives:

•	encourage a relatively consistent and competitive return to our shareholders;

•	maintain an environment which encourages and promotes stability and a long-term perspective for both the Company and our management team;

•	maintain a currently competitive compensation program, which is motivating for officers and staff members, giving us the flexibility to:

•	ensure the performance and success of each individual in support of our current goals and strategic plan;

•	allow the hiring and retention of key personnel who are critical to our long-term success;

•	emphasize goal-based performance objectives, including various incentive compensation programs which are aligned with management’s strategic plan and focused efforts; and

•	minimize, and eliminate when possible, any undue risk to the Company with respect to all compensation practices and programs;

•	provide consistent management practices which:

•	fulfill appropriate and necessary oversight responsibility to the constituents of MidWestOne (shareholders, customers, employees, regulators, and communities);

•	maintain the highest level of ethical standards and conduct according to our overall corporate policies; and

•	avoid any implied or real conflict between management’s responsibilities to the Company and each person’s personal interests.

Compensation Components

General. There are four major components to executive officer compensation: base salary, bonus, equity awards and additional benefits. The Compensation Committee’s decisions regarding each of these components for our NEOs are based in part on its subjective judgment and take into account qualitative and quantitative factors, as set forth in the following discussion. In reviewing an executive officer’s compensation, the Compensation Committee considers and evaluates all components of the officer’s total compensation package, including base salary, bonus, incentive stock awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) and ESOP plans, and any other payments, awards, or benefits that an officer earns. Further, the Compensation Committee considers any amounts an officer is entitled to receive upon retirement, termination or a change-in-control event. The Compensation Committee strives to provide each executive officer with a competitive total compensation package which aligns with the stated compensation objectives discussed earlier. Significantly, during 2009 and early 2010, the Compensation Committee focused part of its discussion on the impact the TARP rules would have on any part, or all, of the components of the executive compensation program. In particular, the Compensation Committee has tried to balance the need to retain and reward our executive team with the need to fully comply with the TARP rules.

Base Salary. The Compensation Committee believes that competitive base salary received by an executive officer serves as a form of financial security to each individual and enables us to maintain a stable management team, which in turn leads to a more stable corporate environment. The Compensation Committee believes that a stable management team, made up of highly qualified executives, is one of the key factors to the success of MidWestOne. Therefore, base salary makes up the largest portion of the total compensation package.

At the time of the merger in early 2008, the Compensation Committee set the starting salaries of our executives by considering information contained in generally available salary surveys for comparable positions at banks that had total assets in the range of $1.0 to $2.4 billion. The Compensation Committee used a guideline of approximately 90% of the median base salary, based on the survey information, when setting salaries for 2008.

As described above, in 2008 and 2009, the Compensation Committee engaged F.W. Cook to further evaluate and analyze our executive compensation program, including the base salary component. The Compensation Committee evaluated the recommendations of F.W. Cook and has indicated that its intent is, as our performance moves MidWestOne into the top one-third of the institutions in our peer group, to move the salaries of our NEOs to a level that is competitive with the salaries paid for comparable positions at the top one-third performing institutions in our peer group.

In establishing a senior executive officer’s base salary, the Compensation Committee considers, among other things, the executive’s level of responsibility, prior experience, breadth of knowledge and skills, competitive salary practices at peer companies, internal performance objectives and results, education and training, internal pay equity, potential bonus and equity awards, level of benefits and perquisites, and the tax deductibility of base salary. With respect to adjustments made to executive salaries, the Compensation Committee considers both individual performance results as well as Company performance results when compared to this peer group. Each officer’s performance is judged by reviewing performance evaluation information and recommendations made available by management. This review considers the officer’s achievement of individual goals and how his or her overall performance has contributed to the overall financial performance of MidWestOne. Mr. Funk presents the performance evaluations and his recommendations for each NEO other than himself and Mr. West, the Compensation Committee’s Chairperson, presents the same for Mr. Funk.

In early 2010, the Compensation Committee determined the base salaries for the NEOs. In determining these base salaries, the committee considered the same general factors discussed above including the continuing deterioration of the banking environment regionally and nationally, the impact of the economy on our earnings, our return on average assets, and our total assets. As in the past, the Compensation Committee considered certain economic factors in the financial industry that are beyond the NEOs’ control and the committee believes that our performance compares favorably in certain areas with other financial institutions, including those in our Midwest company peer group. The Compensation Committee also considered setting salaries for 2010 with the understanding of the impact of the TARP final rules and with respect to other components of the NEOs’ compensation.

Cash Incentive Awards—Bonus. The executive committee members of MidWestOne Bank, which is its senior management team, are generally eligible for a bonus. Our NEOs are included in this senior management team group. The bonus plan is designed to provide an incentive to attain individual and corporate goals while minimizing any risks which may affect our overall financial performance. Generally speaking, thresholds and targets are set within each bonus plan so that improvement in each goal category is necessary in order to receive any or all of the bonus payout. In addition, the bonus plans of the NEOs include a “knock out” provision that requires the attainment of a Company-wide performance goal in order to be able to receive any portion of the annual bonus. The Compensation Committee does, however, retain the discretion to award a bonus to any employee in any case where special circumstances warrant the payment of a bonus.

As the Compensation Committee followed the developing TARP rules during 2008 and 2009, it considered the likelihood of restrictions being placed on its executive compensation practices and decisions, which included an impact on the payment of executive bonuses. It should be noted that, pursuant to the TARP rules, Mr. Funk is currently ineligible for any cash bonus payment until we have repaid our TARP financial assistance.

The bonus and corresponding goal setting process occurs annually. Mr. Funk provides recommendations with respect to management, other than himself, to the Compensation Committee’s Chairman, Mr. West, for initial review. Mr. West discusses Mr. Funk’s recommendations with appropriate members of management and also considers factors applicable to Mr. Funk’s annual bonus. Mr. West then presents bonus recommendations to the full Compensation Committee for approval. The Compensation Committee approved executive bonus plan recommendations at its January 2009 meeting. However, as 2009 progressed and the general state of the economy did not improve materially and it became clear that 2009 budget goals likely would not be met, Mr. Funk and Mr. West presented a recommendation to the Compensation Committee at its April 2009 meeting to eliminate the 2009 bonus program. The Compensation Committee approved this recommendation, but continued to monitor overall progress toward 2009 goals in an effort to measure the performance of the officers.

In 2010, the same bonus plan process took place with Mr. Funk and Mr. West presenting the plans to the Compensation Committee. Bonus plans for each of the NEOs contained an established target percentage amount that each officer could potentially earn upon meeting the established corporate and individual goals. The Compensation Committee also retains the discretion to increase or decrease the amount of a bonus if it determines that circumstances existed during the year which warranted adjustment to the bonus calculation.

Net Operating Income and Earnings Per Share Component. The Compensation Committee believes that net operating income and earnings per share are appropriate measures because each focuses on the financial performance of the Company, which in turn reflects shareholder value. The Compensation Committee elected to use net operating income as the measure for the 2010 bonus “knock out” provision. As such, if net operating income is not at least $7,750,000, no bonus will be paid to a NEO, unless the Compensation Committee finds special circumstances that warrant the payment of a bonus. In addition, the net operating income target for our executive officers to receive a bonus based on this component is $8,650,000. Along with the net operating income measure, the Compensation Committee has set an earnings-per-share goal of $1.00 as the other component to this performance metric. Both goals must be achieved for this component to be deemed met by the Compensation Committee.

Profitability Component. Because the Compensation Committee is committed to raising the level of base salary of our NEOs to a range that is competitive with the top one-third institutions in our peer group, the committee believes it is appropriate to incentivize our management team to ensure that our performance is also within the top one-third institutions within our peer group. As such, if our profitability is within the top one-third institutions within the peer group, our NEOs will be deemed to have achieved this component of the bonus plan.

Individual Performance Component. For 2010, individual goals were assigned to each executive and generally reflect corporate measures that are affected by that executive’s performance. The measures used by the Compensation Committee include credit quality, expense reduction and progress toward achievement of strategic goals. With respect to these individual goals, the Compensation Committee does not assign a specific weight to any one particular goal, but rather assesses overall progress toward the goals in total as a measure for determining whether the executive is entitled to a bonus with respect to this component.

Long-Term Incentive Awards—Equity Awards. Our board of directors and the Compensation Committee believe in management ownership of our common stock as an effective means to align the interests of management with those of our shareholders. Our current long-term incentive plan (“the 2008 Equity Incentive Plan”), which was approved by our shareholders in March 2008, is intended to promote equity ownership in MidWestOne by our directors and selected officers, to focus the management team on increasing value to our shareholders, to increase the plan participants’ proprietary interest in the success of the organization, and to encourage the retention of key employees for an extended period of time. The 2008 Equity Incentive Plan authorizes the issuance of MidWestOne common stock, including the granting of stock options and restricted stock units.

All equity awards are at the discretion of the Compensation Committee and are generally subjective in nature. The Compensation Committee considers the position of the officer, the officer’s level of influence and the corresponding ability to contribute toward the success of MidWestOne, individual and corporate performance and whether the respective goals were obtained, as well as the level of equity awards granted to individuals with similar positions at our peer companies.

The Compensation Committee typically grants equity awards in January of each year. The timing of the equity grants coincides with the completion of annual performance evaluations and development of current-year bonus plans. The Compensation Committee reserves the right to grant additional equity awards at other times of the year in connection with the appointment of any new directors or officers or to compensate key employees for other significant or notable achievements.

In the past, incentive stock option awards and restricted stock units were granted to our NEOs and other senior officers. With respect to 2010, the Compensation Committee decided to move away from stock options and instead will grant solely restricted stock units to our NEOs.

All Other Compensation. We provide general and customary benefit programs to executive officers and other employees. Benefits offered to executives are intended to serve a different purpose than base salary, bonus and equity awards. While the benefits offered are competitive with the marketplace and help to attract and retain executives and employees, the benefit programs also provide financial security for employees for retirement as well as unforeseen life events such as illness, disability, or death. The benefits offered to executive officers are generally those offered to other employees. There are some additional perquisites that may only be offered to executive officers. Due to the nature of benefits offered, the Compensation Committee does not adjust the level of benefits offered on a year-to-year basis. We will continue to offer benefits, the amount of which shall be determined from time-to-time at the sole discretion of the Compensation Committee, provided that such benefits are not determined by the TARP rules to be limited or prohibited as outlined in the restrictions.

The following table illustrates benefits and perquisites we provide to our NEOs:

	Executive Officers	Other Officers / Managers	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X

Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered

Perquisites:
Automobile Allowance	X	X	Not Offered
Country Club Membership	X	X	Not Offered

401(k) Plan. We sponsor a qualified, tax-exempt 401(k) retirement plan and trust qualifying under Section 401(k) of the Internal Revenue Code. The 401(k) plan is considered a defined contribution plan. American Trust & Savings Bank of Dubuque, Iowa administers the plan. American Trust’s services include general compliance advice, required testing, plan design, enrollment and distributions, and overall management of plan assets.

All employees are eligible to participate in this plan after meeting eligibility requirements pertaining to age and service. Eligible employees are permitted to contribute up to a maximum dollar amount permitted by law. Participants may choose their own investments for their assets or they may elect a managed plan whereby a plan manager makes investment decisions on the behalf of the participant according to the investment risk level they have chosen.

Pursuant to the plan, we provide a safe harbor matching contribution of a participant’s deferral amount. The safe harbor match formula is calculated at 100% of the first 3% of eligible compensation and 50% of the next 2% of eligible compensation. The safe harbor formula protects the plan from being in a discriminatory status with respect to participation, salary levels, deferrals, and matching contributions and various IRS requirements.

There is also a profit-sharing contribution component to the 401(k) plan which provides for an additional non-elective employer contribution to the retirement account of each participant. This contribution is discretionary and, if paid, would be based upon our profitability in a given year and then calculated on the participant’s annual compensation according to the provisions of the plan. There has been no history established with the paying of this discretionary contribution. Due to the continuing economic conditions in the banking industry, there was no profit-sharing contribution made to the plan in 2008 and 2009 and it is not anticipated that we will make a profit-sharing contribution in 2010.

Employee Stock Ownership Plan. We sponsor a tax-qualified employee stock ownership plan, also known as the ESOP, designed primarily to reward eligible employees for their service to the Company in the form of a retirement benefit. The ESOP retirement plan was in place at the former MidWestOne and was adopted by us upon consummation of our merger with the former MidWestOne in March 2008. As with the 401(k) plan, American Trust & Savings Bank of Dubuque, Iowa serves as plan administrator.

Any benefits payable under the ESOP are based solely upon the statutorily limited amounts contributed for the benefit of the participants, along with any changes in the value of those contributions while they are held in the ESOP. The ESOP does not permit or require any contributions by participating employees. Subject to certain exceptions under the law, contributions to the ESOP are fully vested after six years of service with the company. As the sponsor of the ESOP, we make an annual contribution which is allocated among all eligible employees of the Company, including executive officers. The ESOP contribution is calculated as a designated percentage of annual compensation each year. This contribution is discretionary in nature and is set and approved by our board of directors each January. A contribution table has been developed and approved by our board of directors in 2010 in order to provide for a specified range of contribution levels in the plan correlating to specific financial results of the Company.

MidWestOne Bank Retirement Plan. We also sponsor the MidWestOne Bank Retirement Plan, which is a tax-qualified defined benefit pension plan. The plan was formerly known as the Iowa State Bank & Trust Company Retirement Plan. The plan was frozen effective as of December 31, 2007 in anticipation of our merger with the former MidWestOne. After that date, no new benefits have been accrued and no new participants were allowed to join the plan.

Pursuant to the plan, participants are eligible to receive a benefit based upon years of credited service, compensation, age at retirement and the form of payment selected by the participant at the time of retirement.

Messrs. Funk, Ortale and Jehle and Ms. Evans have vested benefits under the plan.

Supplemental Retirement Agreements. We provide certain of our executive officers with supplemental retirement benefits as an added incentive to remain with, and focus on, the Company and the Bank over the long-term. The supplemental retirement benefits are nonqualified deferred compensation arrangements. They are unfunded and unsecured promises of the Company to pay a benefit to each executive in the future. In the case of insolvency of the Company, the executives participating in such arrangements would be treated as general unsecured creditors of the Company. As such, we believe that these supplemental retirement agreements encourage our executive officers to think about, and work toward, the long-term financial health and success of MidWestOne.

Each of Messrs. Funk, Ortale and Jehle and Ms. Evans participates in the supplemental retirement benefits. Pursuant to their individual agreements, they will each receive a set dollar amount upon retirement from employment after attaining 65 years of age. Upon such retirement, the executive’s benefit will be paid in a series of 180 monthly installments. At age 65, Mr. Funk will receive a monthly benefit equal to $2,083, Mr. Ortale will receive a monthly benefit equal to $2,083, Mr. Jehle will receive a monthly benefit equal to $1,250 and Ms. Evans will receive a monthly benefit equal to $1,250.

If the executive retires after attaining age 60, but before attaining age 65, he or she will receive a reduced benefit. If the executive retires before attaining age 60, he or she will forfeit any right to a benefit under the supplemental retirement agreement. The agreements provide for a full death benefit in the case of the executive’s death while still employed by the Company.

In addition, Mr. Jehle participates in one other supplemental retirement benefit. Pursuant to this agreement, he will receive a set dollar amount upon retirement from employment after attaining 60 years of age. Upon such retirement, Mr. Jehle’s benefit will be paid in a series of 120 monthly installments. At age 60, Mr. Jehle will receive a monthly benefit equal to $833.

If Mr. Jehle retires after attaining age 55, but before attaining age 60, he will receive a reduced benefit. If Mr. Jehle retires before attaining age 55, he will forfeit any right to a benefit under the supplemental retirement agreement. The agreement provides for a full death benefit in the case of Mr. Jehle’s death while still employed by the Company.

As a condition to receiving the continued stream of monthly installments, the executives will be subject to restrictive covenants for a period of 60 months following any retirement which results in payment to him or her of a supplemental retirement benefit.

It should be noted, however, that the TARP rules will likely serve to limit, but not completely prohibit, the amount of supplemental retirement benefit that can be paid to a NEO if his or her retirement occurs during the TARP period.

Other Perquisites. We believe that perquisites for executive officers should be very limited and conservative in nature, both in scope and value. Consistent with this philosophy, we have generally provided nominal benefits to executives that are not available to other full time officers and employees. This approach to perquisites is anticipated to continue in the future. We provide country club memberships for all market presidents and certain commercial banking officers in each market in the amount up to but not to exceed $2,500 annually. The country club benefit is for single memberships only and intended to extend the officer’s external visibility and resulting business opportunities in their home community. An additional perquisite for certain assigned officers includes a company automobile based on the needs of business travel. Messrs. Funk, Ortale and Jehle and Ms. Evans have company cars assigned to them. We have disclosed the value of all perquisites to NEOs in the Summary Compensation Table even if these fall below the disclosure thresholds under Securities and Exchange Commission rules. We intend to continue offering limited perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee, provided that such perquisites are not considered to be restricted or prohibited by the TARP rules.

Compensation Decisions

This section describes the decisions made by the Compensation Committee with respect to the compensation for NEOs for 2009 and 2010.

Executive Summary. We have continued to apply the philosophies described above in determining the compensation of the executive officers named in the Summary Compensation Table on page 30, unless under the TARP rules there are restrictions or prohibitions placed on us.

Base Salary. We review the base salaries of the NEOs annually to determine whether or not they will be adjusted, as described above. The salaries for 2009, determined by the Compensation Committee at the end of 2008, are set forth in the Summary Compensation Table on page 30. In determining salary levels, we considered the following:

•	the compensation philosophy and guiding principles described earlier in this discussion;

•	the general asset growth as a result of our merger with the former MidWestOne, our return on average assets, our earnings per share, our return on equity, and other key financial measures;

•	the general economic conditions in the financial services industry beyond our control and the favorable financial performance areas of MidWestOne compared to our peers;

•	the base salary paid to the officers in comparable positions at the companies within our peer group, using median salary data as our point of reference;

•	the experience and industry knowledge of our NEOs and the quality and effectiveness of their leadership at MidWestOne;

•	all the components of executive compensation, including base salary, bonus, equity awards, retirement and death benefits, as well as other benefits and perquisites;

•	internal pay equity among other MidWestOne executives.

No specific weighting is applied to these factors, although the increase in the overall size of the Company as a result of our 2008 merger with the former MidWestOne was a key factor in setting salaries of our executives, as our board of directors wanted to acknowledge the change in responsibilities experienced by many executives as a result of our significant increase in size.

The total increase in base salaries for the NEOs for 2009 represented an initial increase of approximately 2.7% over 2008.

Mr. Ortale served as interim Chief Financial Officer beginning in January 2009 and received an interim base salary adjustment representing an approximate 29% increase reflective of this assignment. Upon formal appointment to Executive Vice President & Chief Financial Officer in June 2009, his base salary was increased an additional 15% to $185,000. In August 2009, Ms. Evans was appointed Chief Operating Officer and received a base salary increase of approximately 20% to $185,000.

This table reflects base salaries of our Named Executive Officers which were earned in 2009 and those base salaries set for 2010:

Named Executive Officer	Base Salary Earned in 2009		Base Salary Set for 2010
Charles N. Funk	$306,000		$315,000
Gary J. Ortale	$173,908		$190,000
Kent L. Jehle	$211,000		$211,000
Susan R. Evans	$165,625		$190,000
Gregory W. Turner	$116,987	(1)	$128,000

(1)	Mr. Turner joined MidWestOne in early 2009 at an initial annual base salary of $125,000.

Bonus. As was noted above, after initially establishing a 2009 bonus plan for the named executive officers, the Compensation Committee, in consultation with Mr. Funk, determined that economic conditions were such that no bonus program should be maintained with respect to 2009 performance. As such, no bonuses were paid to our NEOs with respect to 2009 performance.

As was the case during 2009, Mr. Funk will again be prohibited by the TARP rules from receiving a bonus with respect to his and the Company’s performance during 2010. Even so, the Compensation Committee established goals for Mr. Funk as a way to measure his performance during the course of the year.

In early 2010, the Compensation Committee agreed on the terms of our 2010 bonus plan. Pursuant to that plan, each of Messrs. Ortale and Jehle and Ms. Evans is eligible to receive a bonus up to a maximum of 25% of his or her base salary. Mr. Turner is eligible to receive a bonus up to a maximum of 15% of his base salary. Mr. Funk will be prevented by the TARP rules from receiving any bonus with respect to 2010.

The components designated by the Compensation Committee, and the percentage of salary that the NEO is eligible to earn for 2010 performance, are as follows:

Name	Net Operating Income	Profitability	Individual Goals – Subjective	2010 Total Bonus (as % of Base Salary)
Charles N. Funk	—	—	—	—
Gary J. Ortale	10%	7.5%	7.5%	25%
Kent L. Jehle	10%	7.5%	7.5%	25%
Susan R. Evans	10%	7.5%	7.5%	25%
Gregory W. Turner	—	—	15%	15%

Individual Performance Component. In determining whether each of our NEOs met his or her individual goals during 2010, and is therefore eligible for the subjective component of his or her bonus plan, the Compensation Committee will consider the following:

•

With respect to Mr. Funk, the committee will consider his leadership efforts in helping the Company move into the top one-third of the institutions within our peer group when comparing credit quality and earnings measures and will also consider his leadership efforts in progress toward strategic alternatives identified by the board.

•	With respect to Mr. Ortale, the committee will consider his leadership efforts in progress toward achieving various expense reduction initiatives.

•

With respect to Mr. Jehle, the committee will consider his leadership efforts in helping the Company move into the top one-third of the institutions within our peer group when comparing credit quality measures.

•	With respect to Ms. Evans, the committee will consider her leadership efforts in progress toward achieving various expense reduction initiatives.

•

With respect to Mr. Turner, the committee will consider an increase in the Company’s trust department net income by at least 8% over 2009 and development of the trust business outside of Johnson County, Iowa, an increase in the Company’s investment services net income by at least 51% over 2009, and leadership efforts with respect to strategic initiatives identified by the board and Mr. Funk.

With respect to individual performance goals, the Compensation Committee does not attach a specific weight to any one particular factor. Rather, it considers an executive’s overall progress toward achievement of the goals in total. The Compensation Committee will exercise its discretion to determine the portion of the maximum bonus that has been earned by the executive during 2010.

Equity Awards. We typically grant equity incentive to our eligible employees, including the named executive officers, in January of each year. In January 2009, the Compensation Committee approved the following grants:

•	Mr. Funk was awarded 15,000 incentive stock options.

•

Mr. Ortale received 500 incentive stock options and 300 restricted stock units. In addition, due to his job promotion in mid-2009 to Chief Financial Officer, he was awarded an additional 4,800 incentive stock options.

•	Mr. Jehle was awarded 6,000 incentive stock options.

•

Ms. Evans received 500 incentive stock options and 300 restricted stock units. In addition, due to her job promotion in mid-2009 to Chief Operating Officer, she was awarded an additional 4,800 incentive stock options.

•	Mr. Turner was awarded 500 incentive stock options and 300 restricted stock units.

The incentive stock options and restricted stock units granted to our NEOs vest in equal installments over four years and are subject to forfeiture until vested.

In January 2010, the Compensation Committee decided that our NEOs, other than Mr. Funk, would receive an equity grant comprised solely of restricted stock units and made the following awards:

•	Mr. Funk was awarded 7,500 restricted stock units that are designed to comply with the requirements of the TARP rules.

•	Messrs. Ortale and Jehle and Ms. Evans each received 2,500 restricted stock units.

•	Mr. Turner was awarded 1,000 restricted stock units.

The restricted stock units granted to our NEOs, other than Mr. Funk, vest in equal installments over four years and are subject to forfeiture until vested. Mr. Funk’s restricted stock units will vest 50% on the second anniversary of the date of grant, 25% on the third anniversary and 25% on the fourth anniversary. Mr. Funk’s vested restricted stock units will be settled as TARP financial assistance is repaid, with 25% of the units eligible for settlement as each 25% of TARP assistance is repaid.

Restricted stock units granted in 2009 carried dividend equivalent rights that entitled the award recipients to additional restricted stock units equal in value to the amount of dividends paid with respect to the underlying shares of common stock. Beginning with equity awards granted in January 2010, there will be no dividend equivalent rights issued with respect to restricted stock units.

All Other Compensation. While the Compensation Committee reviews and monitors the level of other compensation offered to our NEOs, it typically does not adjust the level of benefits offered on an annual basis. The Compensation Committee does consider the benefits and perquisites offered to our NEOs in its evaluation of the total compensation received by each. The perquisites received by our NEOs in 2009 are reported in the Summary Compensation Table on page 30. The benefits offered in 2009 to our NEOs are expected to continue for 2010, unless otherwise limited or prohibited by the TARP rules.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Section 111(b)(2)(A) of the Emergency Economic Stabilization Act requires the Compensation Committee to conduct, in conjunction with a senior risk officer of the Company, a review of the incentive compensation arrangements in place between the Company and its employees.

The Compensation Committee certifies that, during the six-month period beginning on September 14, 2009: (a) it has reviewed with senior risk officers of the Company the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company; (b) it has reviewed with senior risk officers the employee compensation plans and has made reasonable efforts to limit any unnecessary risks these plans pose to the Company; and (c) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee ((a), (b) and (c) hereinafter collectively referred to as the “TARP Risk Assessment”).

In the course of conducting its TARP Risk Assessment, the Compensation Committee considered the overall business and risk environment confronting MidWestOne and how the SEO compensation plans and employee compensation plans serve to motivate employee behavior when operating within that environment. In particular, the Compensation Committee’s TARP Risk Assessment focused on the following compensation plans (* denotes plans in which SEOs participate):

• Base Salary*	• Employee Stock Ownership Plan (ESOP)*

• Retail Sales Incentive Program	• Standard Referral Incentive Program

• Private Banking Officer Incentive Plan	• Private Banking Officer Incentive Plan

• Wealth Management Incentives	• Mortgage Loan Production Incentives

• Real Estate Loan Processor Incentives	• Mortgage Underwriter Bonus Program

• Service Banker Incentives	• Equity Incentive Plan*

• Employment Agreements*	• Annual Profit Sharing Bonus*

• President’s Discretionary Bonus*	• Supplemental Employee Retirement Plans*

• 401(k) Plan*	• Change of Control Agreements*

MidWestOne does not maintain any compensation plans in which only SEOs participate. For purposes of this discussion, references to “SEO compensation plans” mean the portion of an employee plan in which the SEOs participate.

With respect to the SEO compensation plans, the Compensation Committee believes that such plans do not encourage the Company’s SEOs to take unnecessary or excessive risks that could harm the value of the Company. The Compensation Committee believes this to be true because, as is more fully described in the Compensation Discussion and Analysis, the Compensation Committee strives to provide a balanced aggregate compensation package to the SEOs that serves to incentivize the SEOs to manage the business of the Company in a way that will result in company-wide financial success and value growth for our shareholders.

We believe it is appropriate for the Company’s executives to focus certain of their efforts on near-term goals that have importance to the Company; however, we also acknowledge that near-term focus should not be to the detriment of a focus on the long-term health and success of the Company. In practice, providing base salary to any employee provides the most immediate reward for job performance. The Compensation Committee engages in a formal process, as is described in the Compensation Discussion and Analysis, to set base salary. We believe our process for establishing base salary is relatively free from risk to the company, as we do not typically make significant adjustments to base salary based on a single year’s performance. The Compensation Committee believes it is appropriate to reward the Company’s executives’ focus on near-term goals, when such goals correspond to the overall Company goals and direction set by the Company’s Board of Directors. To reward the executives for such focus, the Compensation Committee maintains an annual cash incentive plan (Annual Profit Sharing Bonus) for the Company’s executives. In establishing the annual cash incentive plan, we try to provide an adequate level of incentive for the achievement of Company and individual goals, while also limiting the maximum amount that may be earned so that executives do not feel the need to strive for attainment of unreasonable or unrealistic levels of performance. In this way, we believe the design of the annual cash incentive plan does not encourage the Company’s executives to take unnecessary or excessive risks that could harm the value of the Company.

The other incentive compensation elements offered to the Company’s SEOs, with the exception of perquisites, are intended to reward performance over the long-term or are intended to focus the executives’ attention on the long-term performance of the Company. We feel there is little, if any, risk associated with our 401(k) Savings Plan as it is a tax-qualified retirement plan that is subject to and maintained in accordance with the mandates of the Internal Revenue Code and the Employee Retirement Income Security Act. We believe the Company’s Equity Incentive Plan helps to tie the executives’ interest more closely to those of MidWestOne shareholders by giving them an equity interest in the Company. We feel this equity interest in MidWestOne combined with a four-year vesting period promotes a long-term focus among the Company’s executives on the financial success of the Company. Finally, the Compensation Committee believes the deferred compensation arrangements such as Supplemental Employee Retirement Plans, Change in Control Agreements and Management Agreements in place with respect to the Company’s SEOs encourage the executives to consider the long-term health of the Company because, pursuant to the rules under the Internal Revenue Code and applicable guidance, payments under those arrangements must be unfunded, unsecured promises to pay a benefit in the future. In the case of insolvency of the Company, the executives participating in those arrangements would be treated as general unsecured creditors of MidWestOne thus encouraging the executives to ensure a healthy organization remains after their tenure has concluded.

With respect to the employee compensation plans, the TARP Risk Assessment has not resulted in a determination by the Compensation Committee that changes were necessary to bring such plans into compliance with the TARP rules. We believe the Company has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

The Compensation Committee intends to continue, in accordance with its obligations under TARP, to periodically review and assess the SEO compensation plans and employee compensation plans to ensure that the risk-taking behavior incentivized by such plans is kept to an appropriate level. The Compensation Committee will, as necessary, amend or discontinue any plan or revise any Company policy or procedure to meet its obligations under TARP.

Submitted by:

The MidWestOne Financial Group Inc. Compensation Committee

Stephen L. West, Chairman

Kevin W. Monson

James G. Wake

Robert D. Wersen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, the members of the Compensation Committee were Messrs. West, Monson, Wake, and Wersen. None of these individuals were an officer or employee of the Company or its subsidiaries in 2009, and none of these individuals is a former officer or employee of the organization. In addition, no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our Compensation Committee was engaged as an executive officer.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs—which consist of our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers—in 2009. Except as otherwise required pursuant to SEC rules, the table sets forth the following information for the years ended December 31, 2009, 2008, and 2007: (i) the dollar value of base salary and bonus earned; (ii) the aggregate grant date fair value of stock and option awards granted at any time computed in accordance with FASB ASC Topic 718; (iii) all other compensation; and (iv) the dollar value of total compensation.

Name and Position	Year(1)	Salary		Bonus		Stock Awards(2)	Option Awards(2)	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqual- ified Deferred Compen- sation Earnings(3)		All Other Compen- sation(4)		Total Compen- sation
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)		(i)		(j)
Charles N. Funk	2009		$306,000		—	—	$49,205	—		$13,149		$14,476		$382,830
President and Chief Executive Officer	2008 2007	$ $	285,625 202,000	$	— 35,000	— —	$40,268 —	— —	$ $	13,659 26,875	$ $	10,856 9,852	$ $	350,408 273,727

Gary J. Ortale	2009		$173,908		—	$2,905	$12,972	—		$23,700		$3,125		$216,610
Executive Vice President and Chief Financial Officer

Kent L. Jehle	2009		$211,000		—	—	$19,682	—		$17,334		$10,944		$258,960
Executive Vice President & Chief Lending Officer	2008 2007	$ $	192,698 133,000	$	— 15,000	— —	$20,134 —	$12,500 —	$ $	17,587 16,244	$ $	9,331 6,612	$ $	252,250 170,856

Susan R. Evans	2009		$165,625		—	$2,905	$12,972	—		$3,463		$7,873		$192,838
Chief Operating Officer

Gregory W. Turner	2009		$116,987		$25,000	$2,905	$1,640	—		—		$4,749		$151,281
Senior Vice President—Wealth Management

(1)	Messrs. Ortale and Turner and Ms. Evans were not named executive officers prior to fiscal 2009.
(2)	The amounts set forth in the “Stock Awards” column and the “Option Awards” column reflect the grant date fair value of awards granted during the years ended December 31, 2009, 2008 and 2007, in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 12 to our consolidated financial statements for the year ended December 31, 2009, which is located on page F-33 of our Annual Report on Form 10-K.
(3)	The amounts set forth in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column includes the change in the value of accrued benefits under the MidWestOne Bank Retirement Plan and above-market interest, as determined for proxy disclosure purposes only, accrued under the Supplemental Executive Retirement Agreement during the year. With respect to the benefits accrued under the MidWestOne Bank Retirement Plan, the amount set forth reflects the annual increase in the actuarial present value of accumulated benefits using the same assumptions and measurement date as for financial reporting purposes as described in Note 11 to our consolidated financial statements for the year ended December 31, 2009, which is located on pages F-30 through F-33 of our Annual Report on Form 10-K.

The 2009 amounts attributable to each are as follows:

Name	Change in Pension Value	Above-Market Interest	Change in Pension Value and Nonqualified Deferred Compensation Earnings
Charles N. Funk	$12,600	$549	$13,149
Gary J. Ortale	$23,700	—	$23,700
Kent L. Jehle	$17,000	$334	$17,334
Susan R. Evans	$3,100	$363	$3,463
Gregory W. Turner	—	—	—

The 2008 amounts attributable to each are as follows:

Name	Change in Pension Value	Above-Market Interest	Change in Pension Value and Nonqualified Deferred Compensation Earnings
Charles N. Funk	$13,200	$459	$13,659
Kent L. Jehle	$17,300	$287	$17,587

The 2007 amounts attributable to each are as follows:

Name	Change in Pension Value	Above-Market Interest	Change in Pension Value and Nonqualified Deferred Compensation Earnings
Charles N. Funk	$26,500	$375	$26,875
Kent L. Jehle	$16,000	$244	$16,244

(4)	All other compensation for the named executive officers during fiscal 2009 is summarized below.

Name	Perquisites(i)	401(k) Match	Total All Other Compensation
Charles N. Funk	$2,400	$12,076	$14,476
Gary J. Ortale	—	$3,125	$3,125
Kent L. Jehle	$2,004	$8,940	$10,944
Susan R. Evans	$948	$6,925	$7,873
Gregory W. Turner	—	$4,749	$4,749

(i)	Includes any imputed income related to the use of a company-owned automobile for Messrs. Funk and Jehle and Ms. Evans and the Company-paid country club membership dues for Mr. Funk.

Grants of Plan Based Awards

The following table provides information on equity grants awarded to our named executive officers during 2009. All such grants were made under our 2008 Equity Incentive Plan, which is described in more detail in the Compensation Discussion and Analysis.

Name	Grant Date	All Other Stock Awards: # of Shares of Stock or Units	All Other Option Awards: # of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards
(a)	(b)	(c)	(d)	(e)	(f)
Charles N. Funk	1/22/2009	—	15,000	$9.34	$49,205

Gary J. Ortale	1/22/2009	311	—	—	$2,905
	1/22/2009	—	500	$9.34	$1,640
	7/16/2009	—	4,800	$7.02	$11,332

Kent L. Jehle	1/22/2009	—	6,000	$9.34	$19,682

Susan R. Evans	1/22/2009	311	—	—	$2,905
	1/22/2009	—	500	$9.34	$1,640
	7/16/2009	—	4,800	$7.02	$11,332

Gregory W. Turner	1/22/2009	311	—	—	$2,905
	1/22/2009	—	500	$9.34	$1,640

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning the exercisable and unexercisable stock options and restricted stock units at December 31, 2009, held by the individuals named in the Summary Compensation Table:

	OPTION AWARDS				STOCK AWARDS
	Number of Securities Underlying Unexercised Options		Option Expiration Price	Option Exercise Date	# of Shares or Units of Stock that Have Not Vested(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
Name	Exercisable	Unexercisable(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Charles N. Funk	1,500	4,500	$16.69	4/1/2018	—	—
	0	15,000	$9.34	1/22/2019	—	—

Gary J. Ortale	125	375	$16.69	4/1/2018	—	—
	—	500	$9.34	1/22/2019	—	—
	—	4,800	$7.02	7/16/2019	—	—
	—	—	—	—	554	$4,842

Kent L. Jehle	750	2,250	$16.69	4/1/2018	—	—
	—	6,000	$9.34	1/22/2019	—	—

Susan R. Evans	125	375	$16.69	4/1/2018	—	—
	—	500	$9.34	1/22/2019	—	—
	—	4,800	$7.02	7/16/2019	—	—
	—	—	—	—	554	$4,842

Gregory W. Turner	—	500	$9.34	1/22/2019	—	—
	—	—	—	—	311	$2,718

(1)	The table below shows the remaining vesting schedule for unexercisable options granted on April 1, 2008 with an exercise price of $16.69.

Name	4/1/2010	4/1/2011	4/1/2012
Charles N. Funk	1,500	1,500	1,500
Gary J. Ortale	125	125	125
Kent L. Jehle	750	750	750
Susan R. Evans	125	125	125

The table below shows the remaining vesting schedule for unexercisable options granted on January 22, 2009 with an exercise price of $9.34.

Name	1/22/2010	1/22/2011	1/22/2012	1/22/2013
Charles N. Funk	3,750	3,750	3,750	3,750
Gary J. Ortale	125	125	125	125
Kent L. Jehle	1,500	1,500	1,500	1,500
Susan R. Evans	125	125	125	125
Gregory W. Turner	125	125	125	125

The table below shows the remaining vesting schedule for unexercisable options granted on July 16, 2009 with an exercise price of $7.02.

Name	7/16/2010	7/16/2011	7/16/2012	7/16/2013
Gary J. Ortale	1,200	1,200	1,200	1,200
Susan R. Evans	1,200	1,200	1,200	1,200

(2)	The table below shows the remaining vesting schedule for unvested restricted stock units granted on April 1, 2008.

Name	4/1/2010	4/1/2011	4/1/2012
Gary J. Ortale	81	81	81
Susan R. Evans	81	81	81

The table below shows the remaining vesting schedule for unvested restricted stock units granted on January 22, 2009.

Name	1/22/2010	1/22/2011	1/22/2012	1/22/2013
Gary J. Ortale	77	78	78	78
Susan R. Evans	77	78	78	78
Gregory W. Turner	77	78	78	78

(3)	The market value of shares is based on a closing stock price of $8.74 on December 31, 2009.

Option Exercises and Stock Vested in 2009

The following table sets forth information concerning the exercise of options in 2009 by the individuals named in the Summary Compensation Table:

	OPTION AWARDS		STOCK AWARDS
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Charles N. Funk	—	—	—	—
Gary J. Ortale	—	—	79	$830
Kent L. Jehle	—	—	—	—
Susan R. Evans	—	—	79	$830
Gregory W. Turner	—	—	—	—

(1)	Generally reflects amounts realized on April 1, 2009 at a closing stock price of $10.50. This amount includes the value of reinvested dividend equivalent accrued during the vesting period.

Pension Benefits Table

The following table sets forth information concerning the benefits under the MidWestOne Bank Retirement Plan, which is a tax-qualified defined benefit pension plan, at December 31, 2009, of the individuals named in the Summary Compensation Table. A description of the MidWestOne Bank Retirement Plan can be found in the Compensation Discussion and Analysis.

Name	Plan Name	# Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Charles N. Funk	MidWestOne Bank Retirement Plan	5.167	$26,428	—

Gary J. Ortale	MidWestOne Bank Retirement Plan	19.333	$45,470	—

Kent L. Jehle	MidWestOne Bank Retirement Plan	20.583	$40,733	—

Susan R. Evans	MidWestOne Bank Retirement Plan	4.833	$7,554	—

Gregory W. Turner	MidWestOne Bank Retirement Plan	—	—	—

(1)	The amount set forth reflects the actuarial present value of accumulated benefits using the same assumptions and measurement date as for financial reporting purposes as described in Note 11 to our consolidated financial statements for the year ended December 31, 2009, which is located on pages F-30 through F-33 of our Annual Report on Form 10-K.

Nonqualified Deferred Compensation Table

The following table sets forth information concerning the benefits under the Company’s nonqualified deferred compensation plans at December 31, 2009, to which the individuals named in the Summary Compensation Table are entitled.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE(2) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Charles N. Funk	—	$6,727	$4,729	—	$73,827
Gary J. Ortale	—	$9,329	$7,242	—	$112,531
Kent L. Jehle	—	$3,917	$3,662	—	$56,463
Susan R. Evans	—	$3,691	$1,619	—	$26,040
Gregory W. Turner	—	—	—	—	—

(1)	The “Aggregate Earnings in Last FY” column includes above-market interest also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for fiscal 2009. The above-market interest amounts are as follows: $549 or Mr. Funk; $334 for Mr. Jehle; and $363 for Ms. Evans.
(2)	The “Aggregate Balance at Last FYE” column includes above-market interest also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for fiscal years 2008 and 2007. The above-market interest amounts were as follows: $459 for Mr. Funk and $287 for Mr. Jehle in fiscal 2008; and $375 for Mr. Funk and $244 for Mr. Jehle in fiscal 2007.

Potential Payments Upon Termination or Change in Control

The TARP rules will prohibit us from making “any payment” to the NEOs “for departure from MidWestOne for any reason, except for payments for services performed or benefits accrued.” Except in the case of an officer’s death or disability, the TARP rules generally will prohibit the payment of any severance amounts and will also serve to restrict the ability of MidWestOne to accelerate the vesting of any compensation and/or benefits upon a termination of employment or a change in control.

The Compensation Committee believes that, even though the TARP rules will prohibit such payments if a change in control or other termination of employment occurs during the TARP period, it is beneficial to understand the terms of the arrangements that would apply except for such TARP rules. All of our named executive officers have in place Change in Control Agreements. Other non-NEOs which are members of the executive committee have Change in Control agreements in place as well. In addition, our 2008 Equity Incentive Plan provides for termination related benefits. Other than the benefits provided by the Change in Control Agreements and pursuant to the 2008 Equity Incentive Plan, none of our NEOs will be entitled to any payments or benefits as a result of the occurrence of a change in control or as a result of a termination of employment in connection with a change in control.

In exchange for the payments and benefits provided under the Change in Control Agreements, the executive officers have agreed to be bound by confidentiality, non-competition and non-disclosure provisions. The Change in Control Agreements were implemented upon our merger with the former MidWestOne in March 2008 and were executed in full compliance with the requirements of Section 409A of the Internal Revenue Code.

Except for payments and benefits provided by the Change in Control Agreements, all other payments and benefits provided to any NEO upon termination of his or her employment are the same as the payments and benefits provided to other eligible employees of MidWestOne.

Supplemental Retirement Agreements. The TARP rules will likely permit the NEOs to receive any amounts that were accrued on their behalf, in accordance with generally accepted accounting principles, at least one year prior to their termination of employment. As described above, Messrs. Funk, Ortale and Jehle and Ms. Evans participate in the supplemental retirement benefit. If any or all had been subject to a termination of employment as of December 31, 2009, the accrued amount that would likely be permitted to be paid on behalf of each, in accordance with the terms of the original agreements, is a follows:

•	Mr. Funk would be eligible to receive supplemental retirement benefits up to an amount of $62,371.

•	Mr. Ortale would be eligible to receive supplemental retirement benefits up to an amount of $95,960.

•	Mr. Jehle would be eligible to receive supplemental retirement benefits up to an amount of $48,883.

•	Ms. Evans would be eligible to receive supplemental retirement benefits up to an amount of $20,729.

Accrued Pay and Regular Retirement Benefits. The NEOs would be eligible to receive payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include: (i) accrued salary and vacation pay; and (ii) distributions of plan balances under our 401(k) plan and the executive deferred compensation plan. See “Nonqualified Deferred Compensation” on page 34 for information on current account balances and an overview of the Deferred Compensation Plan.

Retirement, Death and Disability. Generally speaking, and except as described with respect to the supplemental retirement benefits, a termination of employment due to retirement, death or disability does not entitle the NEOs to any payments or benefits that are not available to other employees. Following a termination due to death or disability, an employee (or his or her estate) shall be entitled to the following:

•	all unvested stock options shall become immediately 100% vested and an employee shall have a period of one (1) year following such termination during which to exercise his or her vested stock options;

•	any unvested restricted stock units outstanding at the time of an employee’s termination due to death or disability shall become immediately 100% vested upon such termination.

As of the time of a termination of employment due to retirement, all unvested stock options shall become immediately 100% vested; however, this acceleration of vesting will not be true in the case of a retirement during the TARP period.

Acceleration of Vesting Upon a Change in Control. All officers, including the NEOs, who receive stock options or restricted stock units under the 2008 Equity Incentive Plan will immediately vest in any unvested stock options and restricted stock units held by such an officer upon the occurrence of a change in control of MidWestOne. Note, however, that this acceleration of vesting will not be true in the case of a retirement during the TARP period.

DIRECTOR COMPENSATION

In 2009, each director, with the exception of Messrs. Summerwill, Howard and Funk (who are our three employee-directors), was paid an annual retainer of $5,000 and received a fee of $2,000 for each regular board meeting attended. In addition, when committee meetings were held on a day on which there was no full board meeting, directors received $400 for each Audit Committee and Compensation Committee meeting attended and $250 for each Nominating and Corporate Governance Committee meeting. The chairman of each of those committees also received an additional $100 for each such meeting. If a committee meeting was on the same day as a scheduled board meeting, the directors received $125 for each committee meeting attended and the chairman received $175 for each such meeting.

In 2009, we also awarded each non-employee director of MidWestOne 500 restricted stock units. These restricted stock units vest in four equal annual installments. Additionally, in January of 2010, we awarded an additional 500 restricted stock units to each non-employee director. The following table shows compensation information for MidWestOne’s directors who received director fees in 2009.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation ($)(4),(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Richard R. Donohue	$21,000	$4,847	—	$1,355	$5,500	$32,702
Charles S. Howard	—	$4,847	—	—	$93,978	$98,825
John S. Koza	$17,025	$4,847	—	—	—	$21,872
Sally K. Mason	$13,000	$4,847	—	—	—	$17,847
Kevin W. Monson	$20,725	$4,847	—	—	—	$25,572
John P. Pothoven	$13,125	$4,847	—	—	$10,600	$28,572
W.R. Summerwill	—	$4,847	—	—	$159,258	$164,105
James G. Wake	$14,600	$4,847	—	—	—	$19,447
Robert D. Wersen	$14,825	$4,847	—	—	—	$19,672
Stephen L. West	$15,625	$4,847	—	—	$5,500	$25,972
R. Scott Zaiser	$18,725	$4,847	—	$377	—	$23,949

(1)	As our President and Chief Executive Officer, Mr. Funk receives no additional compensation for service on our Board of Directors. His compensation is included in the Executive Compensation section of this proxy statement found on pages 30 to 37.
(2)	The amounts set forth in the “Stock Awards” column reflect the grant date fair value of restricted stock units awarded on January 22, 2009 valued in accordance with FASB ASC Topic 718.

The table below summarizes each non-employee director’s outstanding equity awards as of December 31, 2009.

		OPTION AWARDS
Name	Stock Awards	Exercisable	Unexercisable
Richard R. Donohue	923	7,927	—
Charles S. Howard	923	23,130	—
John S. Koza	923	—	—
Sally K. Mason	919	—	—
Kevin W. Monson	923	—	—
John P. Pothoven	519	16,862	—
W.R. Summerwill	923	—	—
James G. Wake	923	6,883	—
Robert D. Wersen	923	10,385	—
Stephen L. West	923	—	—
R. Scott Zaiser	923	7,395	—

(3)	Amounts reported include above-market interest, as determined for purposes of proxy disclosure rules only, accrued under the Director Deferred Fee Plan during the year.
(4)	With respect to Messrs. Donohue, Pothoven and West, these amounts represent fees for service on the Board of Directors of our wholly-owned banking subsidiary, MidWestOne Bank.
(5)	Messrs. Howard and Summerwill are employee directors. Amounts reported in this column reflect the following compensation for service as an employee and other arrangements:

Name	Salary	401k Match	ISB SERP	MidWestOne Bank Director Fee	Auto Use
Charles S. Howard	$75,000	$3,000	—	$10,725	$5,253
W.R. Summerwill	$80,000	—	$65,000	$12,475	$1,783

PROPOSAL 2:

NON-BINDING ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009 (“ARRA”), includes a provision requiring participants in the TARP Capital Purchase Program, during the period in which any obligation arising from assistance provided under the program remains outstanding, to permit a separate shareholder vote to approve the compensation of the participant’s NEOs, as disclosed pursuant to the compensation rules of the Securities and Exchange Commission. The Securities and Exchange Commission recently promulgated rules implementing this requirement. This requirement applies to any proxy, consent or authorization for an annual or other meeting of the participant’s shareholders. Pursuant to rules enacted by the Securities and Exchange Commission, the shareholder vote is not binding on the board of directors and may not be construed as overruling any decision by the participant’s board of directors.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, the overall objectives of MidWestOne’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Our board of directors believes our compensation policies and procedures achieve this objective and therefore recommend shareholders vote “FOR” the proposal.

Accordingly, because we became a participant in the TARP Capital Purchase Program on February 6, 2009, the following resolution is submitted for shareholder approval:

RESOLVED, that the Company’s shareholders approve its executive compensation as described in the section captioned “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation under “Executive Compensation” contained in the Company’s proxy statement dated March 19, 2010, for the 2010 annual meeting.

Under ARRA, your vote is advisory and will not be binding upon the board of directors. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board recommends that shareholders vote FOR approval of the compensation of the Company’s NEOs as described in this proxy statement in the section captioned “Compensation Discussion and Analysis” and the tabular disclosure in the section captioned “Executive Compensation” and the related footnotes following such tables (Item 2 on the proxy card).

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders are also being asked to adopt a resolution to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010. If the appointment of KPMG LLP is not ratified by shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by our board of directors and its Audit Committee. Representatives from KPMG LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of KPMG LLP as our independent auditors for the year ended December 31, 2010 (Item 3 on the proxy card).

Change in Accountants

In connection with our merger with the former MidWestOne, which was completed on March 14, 2008, our Audit Committee dismissed McGladrey & Pullen LLP as our independent registered public accounting firm and approved the engagement of KPMG LLP as our independent registered public accounting firm. Thus, for the fiscal year ended December 31, 2007, McGladrey & Pullen LLP was our independent registered public accounting firm, and for the fiscal years ended December 31, 2008 and 2009, KPMG LLP was our independent registered public accounting firm. Our Audit Committee has recommended the re-appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

For the fiscal year ended December 31, 2007, McGladrey & Pullen’s report on our consolidated financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2007 and through the effective date of the merger, there were not any reportable events described in Item 304(a)(1)(v) of Regulation S-K and there were no disagreements with McGladrey & Pullen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey & Pullen, would have caused McGladrey & Pullen to make reference thereto in its report on the Company’s financial statements for such year.

As noted above, in connection with the Company’s merger with the former MidWestOne, effective March 14, 2008, the Audit Committee approved the engagement of KPMG LLP as the Company’s new independent registered public accounting firm. KPMG LLP had previously served as the independent registered public accounting firm for the former MidWestOne prior the merger. Subsequently, KPMG LLP was appointed to conduct the audit of the Company’s financial statements for the year ended December 31, 2009, which decision was ratified by our shareholders at last year’s Annual Meeting held on May 4, 2009. During the fiscal year ended December 31, 2007, we did not consult with KPMG LLP with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Accountant Fees

During the period covering the fiscal years ended December 31, 2009 and 2008, KPMG LLP performed the following professional services for the Company for which we paid the following amounts.

	2009	2008
Audit Fees(1)	$382,295	$517,361
Audit-Related Fees(2)	—	9,800
Tax Fees(3)	119,500	68,700
All Other Fees(4)	—	—
Total Fees	$501,795	$595,861

(1)	Audit fees consist of fees for professional services provided for the audit of the Company’s financial statements.
(2)	Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services related primarily to audits of employee benefit plans and other attestation services.
(3)	Tax fees represent fees for professional services related to tax compliance, which included preparation of tax returns, tax advice, and tax planning.
(4)	All other fees represent fees billed by the principal accountant for any other services.

During the period covering the fiscal year ended December 31, 2007, we paid McGladrey & Pullen LLP, the following fees for services performed: Audit Fees – $85,852; Audit-Related Fees – $140,121; Tax Fees – $18,930; and Other Fees – $0.

Audit Committee Pre-Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by its independent auditors. These services include audit and audit-related services, tax services, and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis that the committee had not already specifically approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 9, 2010, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each NEO, and by all directors and NEOs of MidWestOne as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of March 9, 2010.

Name of Individual or Number of Individuals in Group	Amount and Nature of Beneficial Ownership(1,2)		Percent of Class
Directors and Nominees:
Charles N. Funk	37,029	(3)	*
Richard R. Donohue	15,557	(4)	*
Charles S. Howard	241,273	(5)	2.8%
John S. Koza	888,759	(6)	10.3%
Sally K. Mason	1,660		*
Kevin W. Monson	20,135		*
John P. Pothoven	97,771	(7)	1.1%
W. Richard Summerwill	320,391	(8)	3.7%
James G. Wake	21,261	(9)	*
Robert D. Wersen	20,770	(10)	*
Stephen L. West	16,067		*
R. Scott Zaiser	11,407	(11)	*

Other Named Executive Officers
Kent L. Jehle	15,043	(12)	*
Gary J. Ortale	7,035	(13)	*
Susan R. Evans	2,194	(14)	*
Gregory W. Turner	202	(15)	*
All directors and executive officers as a group (16 persons)	1,716,554		19.5%

*	Indicates that the individual or entity owns less than one percent of MidWestOne’s common stock.
(1)	The total number of shares of common stock issued and outstanding on March 9, 2010, was 8,609,804.
(2)	The information contained in this column is based upon information furnished to us by the persons named above and as shown on our transfer records. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.
(3)	Includes 1,054 shares allocated to his ESOP account. Also includes options to purchase 6,750 shares of common stock exercisable within 60 days of March 9, 2010.
(4)	Includes 5,772 shares owned by Mr. Donohue’s spouse. Also includes options to purchase 7,927 shares of common stock exercisable within 60 days of March 9, 2010.
(5)	Includes 2,602 shares owned as custodian for his two children, 45,370 shares allocated to his ESOP account and 75,800 shares owned by Mr. Howard’s spouse. Also includes options to purchase 23,130 shares of common stock exercisable within 60 days of March 9, 2010.
(6)	Includes 24,900 shares owned by Mr. Koza’s spouse and 619,560 shares held in trusts over which Mr. Koza serves as the trustee.
(7)	Includes 600 shares owned as custodian for his grandchildren and 52,705 shares held in an IRA. Also includes options to purchase 16,862 shares of common stock exercisable within 60 days of March 9, 2010.
(8)	Includes 136,240 shares held in a trust over which Mr. Summerwill serves as the trustee, 113,358 shares held in a revocable grantor trust, 1,854 shares owned by Mr. Summerwill’s spouse and 66,408 shares held in his spouse’s revocable grantor trust. Also includes 282 shares allocated to his ESOP account.

(9)	Includes 211 shares owned by his spouse. Also includes options to purchase 6,883 shares of common stock exercisable within 60 days of March 9, 2010.
(10)	Includes 4,478 shares owned jointly with his spouse and 3,062 shares held in an IRA. Also includes options to purchase 8,440 shares of common stock exercisable within 60 days of March 9, 2010.
(11)	Includes 121 shares owned by a corporation of which Mr. Zaiser has control. Also includes options to purchase 7,395 shares of common stock exercisable within 60 days of March 9, 2010.
(12)	Includes 683 shares allocated to his ESOP account and 7,400 shares owned by a family limited liability corporation for which Mr. Jehle has voting and investment power. Also includes options to purchase 3,000 shares of common stock exercisable within 60 days of March 9, 2010.
(13)	Includes 1,200 shares held in his spouse’s IRA, over which he has shared voting and investment power and 423 shares allocated to his ESOP account. Also includes options to purchase 375 shares of common stock exercisable within 60 days of March 9, 2010.
(14)	Includes 499 shares allocated to her ESOP account. Also includes options to purchase 375 shares of common stock exercisable within 60 days of March 9, 2010.
(15)	Includes options to purchase 125 shares of common stock exercisable within 60 days of March 9, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2009, we are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during 2009.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our directors and executive officers and their associates were customers of, and had transactions with, MidWestOne and our subsidiaries, including MidWestOne Bank, in the ordinary course of business during 2009. Additional transactions may be expected to take place in the future. In the opinion of management, all outstanding loans, commitments to loan, transaction in repurchase agreements, certificates of deposit and depository relationships, were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present unfavorable features. All such loans are approved by MidWestOne Bank’s board of directors in accordance with bank regulatory requirements. Additionally, the Audit Committee considers other non-lending transactions between a director and MidWestOne’s subsidiaries to ensure that such transactions do not affect a director’s independence.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of December 31, 2009 for: (i) all equity compensation plans previously approved by our shareholders; and (ii) all equity compensation plans not previously approved by our shareholders:

(a)	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(b)	the weighted-average exercise price of such outstanding options, warrants and rights; and

(c)	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

Additional information regarding stock option plans is presented in Note 12—Stock Compensation Plans in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009, which has been provided together with this proxy statement.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	237,598	$15.48	500,471
Equity compensation plans not approved by securityholders	—	$—	—

Total	237,598	$15.48	500,471

SHAREHOLDER COMMUNICATIONS WITH THE BOARD AND

NOMINATION AND PROPOSAL PROCEDURES

General Communications with the Board

Shareholders may contact MidWestOne’s board of directors by contacting the Corporate Secretary, at MidWestOne Financial Group, Inc., 102 South Clinton Street, PO Box 1700, Iowa City, IA 52244-1700 or (319) 356-5800. All communications will be forwarded directly to either the Chairman of the Board, the chairman of the Audit Committee or the Chief Executive Officer, as appropriate, unless they are primarily commercial in nature or related to an improper or irrelevant topic.

Nominations for Director

For a shareholder nominee to be considered by our board as a Company nominee and included in our proxy statement, the nominating shareholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting. Nominations must include the following information with respect to each nominee: name; age; business and residential address; principal occupation or employment; the class and number of shares of the Company’s stock which are beneficially owned by him or her; and any other information relating to him or her that would be required to be disclosed on Schedule 13D pursuant to regulations under the Securities Exchange Act of 1934. In addition, the following information about the shareholder making the nomination must be included: name; address; name and principal address of any other beneficial shareholders known by him or her to support the shareholder’s nominee; and the class and number of shares of the corporation’s stock which are beneficially owned by him or her. The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.

Other Shareholder Proposals

For shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2011, shareholder proposals must be received by our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting and must otherwise comply with the rules and regulations set forth by the Securities and Exchange Commission.

ANNUAL REPORT AND FINANCIAL STATEMENTS; OTHER INFORMATION

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, which includes our financial statements as of and for the year ended December 31, 2009, accompanies this proxy statement. A letter to shareholders summarizing our results for 2009 also accompanies this proxy statement.

If you would like a copy of our corporate governance guidelines, board committee charters or our code of business standards and ethics, we will send you one without charge. Please write to:

Mr. Kenneth Urmie

Corporate Secretary

MidWestOne Financial Group, Inc.

102 South Clinton St.

PO Box 1700

Iowa City, Iowa 52244-1700

* * * * *

ALL SHAREHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES PROMPTLY

MIDWESTONE FINANCIAL GROUP, INC.

THE DIRECTORS AND OFFICERS

OF MIDWESTONE FINANCIAL GROUP, INC.

CORDIALLY INVITE YOU TO ATTEND THE

ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, APRIL 22, 2010, 2:00 P.M. CST

HOTELVETRO IOWA CITY

201 S. LINN STREET

IOWA CITY, IA 52240

You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Telephone.

IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF PROXY CARD,

DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.

209 West Jackson Boulevard, Suite 903

Chicago, Illinois 60606

If you plan to personally attend the Annual Meeting of Shareholders on April 22, 2010 please check the box and list the names of attendees on reverse side.

I/We do plan to attend the Annual meeting. ☐

DETACH PROXY CARD HERE	(continued on reverse side)

VOTER CONTROL NUMBER

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.

2. Visit our Internet voting site at http://www.ilstk.com, click on the “I am a Shareholder,” select the “Internet Voting” tab, enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is shown above.

Please note that all votes cast by Internet must be completed and submitted prior to Tuesday, April 20, 2010 at 11:59 p.m. Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1. Read the accompanying Proxy Statement.

2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.

3. When asked for your Voter Control Number, enter the number printed above.

Please note that all votes cast by telephone must be completed and submitted prior to Tuesday, April 20, 2010 at 11:59 p.m. Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY MAIL

To vote by mail, complete both sides of the proxy card, sign and date on the reverse side, detach and return the card in the envelope provided.

REVOCABLE PROXY MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc.	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned as a shareholder of record on March 9, 2010 hereby appoints Charles N. Funk and Gary J. Ortale as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below and as said proxies may determine in the exercise of their best judgement on any other matters which may properly come before the meeting or any adjournment thereof, all the shares of Common Stock of MidWestOne Financial Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 22, 2010 or any adjournment thereof.

	Proposal 1 - Election of four directors for three-year terms:	VOTE FOR	VOTE WITHHELD
	01. Kevin W. Monson	☐	☐
	02. John P. Pothoven	☐	☐
Names of persons attending:	03. W. Richard Summerwill	☐	☐
	04. James G. Wake	☐	☐

Proposal 2 - Approve a non-binding advisory proposal on the compensation of the company’s named executive officers.
[ ] For [ ] Against [ ] Abstain

Proposal 3 - Ratify the appointment of KPMG LLP as Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.
[ ] For [ ] Against [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

SIGNATURE	DATE	SIGNATURE	DATE

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DETACH PROXY CARD HERE

ATTENTION SHAREHOLDERS

INTERNET VOTING

You can now submit your Proxy via the Internet and have your vote recorded.

•	Why use the Internet

– Internet Voting is timelier.

– It saves the Company ever-rising cost of business reply postage.

– You can change your vote by re-voting at any time.

– It is simple and easy to use.

•	Instructions for Internet Voting can be found on the reverse side.

•	The Internet Voting Website is:

http://www.ilstk.com - click on “I am a Shareholder” and select “Internet Voting”